Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) dated as of the 1st day of October, 2012, among Pentair, Inc., a Minnesota corporation (the “Company”), Pentair Ltd., a corporation limited by shares organized under the laws of Switzerland (“Parent Guarantor”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company and the Trustee have heretofore executed and delivered a senior indenture (the “Base Indenture”), dated as of May 2, 2011, providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series, supplemented by the first supplemental indenture (the “First Supplemental Indenture”), dated as of May 9, 2011, among the Company, the guarantors listed on the signature pages thereto and the Trustee, providing for the issuance of an aggregate principal amount of up to $500,000,000 of 5.000% Senior Notes due 2021 (the “Notes”) and by the second supplemental indenture (the “Second Supplemental Indenture” and, collectively with the Base Indenture and the First Supplemental Indenture, the “Indenture”), dated as of October 31, 2011, among the Company, the guaranteeing subsidiaries listed on the signature pages thereto and the Trustee, providing for the guarantee of all of the Company’s Obligations under the Notes and the Indenture by the guaranteeing subsidiaries;

WHEREAS, the Indenture provides that under certain circumstances Parent Guarantor may execute and deliver to the Trustee a supplemental indenture pursuant to which Parent Guarantor shall unconditionally guarantee certain of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Parent Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Base Indenture, the Trustee and the Company are authorized to execute and deliver this Third Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Parent Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. Parent Guarantor hereby agrees to unconditionally guarantee the Company’s (i) payment of the principal of, premium, if any, and interest on, the Notes in the amounts and at the time when due and payable whether by declaration thereof, or otherwise, and interest on the overdue principal and interest, if any, of such Notes, if lawful, to the holder of such Notes and the Trustee on behalf of the Holders, and (ii) payment to the Trustee of all amounts owed to the Trustee under the Indenture (the obligations set forth in clauses (i) and (ii) of this Section 2 are collectively referred to herein as the “Parent Obligations”), in each case in accordance with and subject to the terms and conditions set forth in Article 10 of the Base Indenture (subject to the provisos below) and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture; provided that Article 10 of the Base Indenture, including, without limitation, the release provisions thereunder, shall apply to Parent Guarantor mutatis mutandis; provided further, that for the avoidance of doubt, and notwithstanding the foregoing, Parent Guarantor shall only guarantee the Company’s Obligations to the extent that such Obligations constitute Parent Obligations under the Indenture and the Notes.

3. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner, stockholder or agent of Parent Guarantor, as such, shall have any liability for any obligations of the Company or Parent Guarantor under the Notes, the Parent Guarantee, the Indenture or this Third Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

4. Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Third Supplemental Indenture, (ii) the recitals contained herein, all of which recitals are made solely by Parent Guarantor and the Company, (iii) the due execution hereof by the Company or the Parent Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

9. Enforceability. Each of the Company and the Parent Guarantor hereby represents and warrants that this Third Supplemental Indenture is the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:

Pentair, Inc.

By:	/s/ Michael G. Meyer
	Name:	Michael G. Meyer
	Title:	Vice President, Treasury and Tax

PARENT GUARANTOR:

Pentair Ltd.

By:	/s/ Michael G. Meyer
	Name:	Michael G. Meyer
	Title:	Vice President, Treasury and Tax

By:	/s/ Angela D. Lageson
	Name:	Angela D. Lageson
	Title:	Senior Vice President, General Counsel and Secretary

Third Supplemental Indenture

(Pentair, Inc.)

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TRUSTEE:

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

Third Supplemental Indenture

(Pentair, Inc.)

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